Exhibit 21.1

SUBSIDIARIES OF RYERSON INC. AND JOSEPH T. RYERSON & SON, INC.

The subsidiaries of Ryerson Inc., a Delaware corporation, are as follows:

Name:	State of Jurisdiction of Incorporation or Organization:

Joseph T. Ryerson & Son, Inc.	Delaware
Ryerson Americas, Inc.	Delaware
Ryerson Procurement Corporation	Delaware
Ryerson Canada, Inc.	Canada
Ryerson China Limited (50%)	British Virgin Islands

The subsidiaries of Joseph T. Ryerson & Son, Inc., a Delaware corporation, and are as follows:

Name:	State of Jurisdiction of Incorporation or Organization:

Ryerson Procurement Corporation	Delaware
Ryerson Canada, Inc.	Canada